Exhibit 99.1

GOLDEN MINERALS ANNOUNCES FIRST QUARTER 2013 RESULTS

GOLDEN, CO — /PRNEWSWIRE/ — May 8, 2013 — Golden Minerals Company (“Golden Minerals” or the “Company”) (NYSE MKT: AUMN) (TSX: AUM) announces results for the quarter ending March 31, 2013.

Financial Results

For the first quarter 2013, Golden Minerals recorded revenue of $5.8 million and a net loss of $6.3 million, as compared to revenue of $6.4 million and a net loss of $10.1 million in the first quarter 2012. The decrease in revenue was driven by lower realized silver and gold prices and lower metals sold.  Loss from operations in the first quarter 2013 decreased to $9.5 million from $12.7 million in the first quarter 2012, primarily attributable to decreases in exploration, project and administrative expenses, as well as an increase in other operating income due primarily to a gain on the sale of various exploration properties in Peru.

The Company’s cash and cash equivalents balance on March 31, 2013 was $36.2 million as compared to $44.4 million on December 31, 2012.  The decrease is due primarily to $3.1 million in Velardeña Operations capital and development expenditures, $3.0 million in operating losses at the Velardeña Operations, $1.5 million in exploration expenditures, $1.9 million on general and administrative activities, $1.1 million on the El Quevar project, and $1.6 million in additional working capital primarily related to a decrease in accounts payable and an increase in the value added tax receivable,  offset by total net proceeds of $3.8 million from the sale of non-strategic exploration property interests in Peru.

Operating Results

During the first quarter 2013 the Company produced products from the Velardeña Operations in Mexico containing 150,992 payable ounces of silver, 1,309 payable ounces of gold and 216,417 payable ounces of silver equivalent, compared to products produced during the first quarter of 2012 containing 110,227 payable ounces of silver, 1,722 payable ounces of gold and 196,327 payable ounces of silver equivalent. Silver equivalent ounces are calculated at a ratio of 50:1 silver to gold.

First quarter 2013 production was in line with the Company’s 2013 operating plan. Combined grades feeding both plants increased year over year by 10 percent for gold and 47 percent for silver. The decrease in gold production was primarily due to reduced gold recoveries from material mined from new areas with an apparent change to metallurgy and a decrease in the percentage of oxide ores which achieve favorable recoveries in the leach circuit. The Company continues with the testing of both short and longer term methods to improve gold recoveries and has engaged a well known expert to assist in these efforts.

The table below sets forth the operating statistics of the Velardeña Operations for the first quarter of 2013 and 2012:

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 800 – Golden, Colorado 80401 –  Telephone (303) 839-5060 –  Fax (303) 839-5907

	Quarter Ended March 31,
	2013	2012
Tonnes of ore Milled
Oxide Plant	25,489	26,390
Sulfide Plant	16,871	15,129
	42,360	41,519
Combined grade
(Grams per tonne)
Gold	2.34	2.13
Silver	163	111
Combined recovery (1)
Gold	50.4%	66.3%
Silver	77.2%	75.8%
Produced metals (1)
Gold ounces	1,605	2,100
Silver ounces	171,097	118,994
Silver ounce equivalent (50:1)	251,327	223,994
Lead tonnes	160	101
Zinc tonnes	251	170
Payable metals production (1)
Gold ounces	1,309	1,722
Silver ounces	150,992	110,227
Silver ounce equivalent (50:1)	216,417	196,327
Lead tonnes	146	90
Zinc tonnes	209	143
Payable metals sold
Gold ounces	966	1,955
Silver ounces	148,217	107,853
Silver ounce equivalent (50:1)	196,517	205,603
Lead tonnes	204	168
Zinc tonnes	147	123

(1)         Current production and recoveries include final metal settlement of previously reported production.

Outlook

As previously communicated, the Company currently expects to produce between 900,000 and one million ounces of payable silver equivalent in 2013. The Company continues to expect completion of the San Mateo ramp in the third quarter 2013, and that production in the third and fourth quarters of 2013 will exceed first quarter production as broken material inventories are replenished in the mine and additional development work opens new stopes for production. Due to the depletion of broken ore resulting from the explosives permit suspension that ended April 10, 2013, the Company expects second quarter production and metals sold to be lower than the first quarter. Given the recent decline in prices for gold and silver the Company is now assuming prices for silver of $25 per ounce and for gold of $1,500 per ounce for the remainder of 2013. Taking into account lower forecast prices and the disruption in production caused by the temporary suspension of the explosives permit, the Company anticipates ending 2013 with a cash and cash equivalents balance of approximately $18.0 million.

Additional information regarding first quarter financial results may be found in the Company’s 10-Q Quarterly Report which is available on the Golden Minerals website at www.goldenminerals.com.

About Golden Minerals

Golden Minerals is a Delaware corporation based in Golden, Colorado, primarily engaged in the ramp-up and expansion of existing production at the Velardeña Operations in Mexico and advancement of the evaluation stage El Quevar project in Argentina.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and applicable Canadian securities laws, including statements regarding of the timing of anticipated production ramp-up at the Velardeña Operations and anticipated total silver equivalent production in 2013;; expected lower production in the second quarter 2013; the timing of completion of the San Mateo ramp;  anticipated year-end 2013 cash and cash equivalents. These statements are subject to risks and uncertainties, including unexpected events at the Velardeña Operations, including delays or problems in mine development and plant optimization; operational changes or problems; variations in ore grade and relative amounts, grades and metallurgical characteristics of oxide and sulfide ores; delays or failure in receiving required board or government approvals or permits; technical, permitting, mining, metallurgical or processing issues; failure to achieve anticipated production and improvements in head grades, recoveries and concentrate production and quality at the Velardeña Operations; delays in or failure to realize anticipated benefits of plant optimization efforts; failure to realize anticipated production or increases in production from the anticipated increase in mine development and the commencement of mining in new stopes; loss of and inability to adequately replace skilled mining and management personnel;; interpretations and changes in interpretations of geologic information; volatility or other changes in the U.S. and Canadian securities markets; availability and cost of materials, supplies and electrical power required for mining operations and exploration; fluctuations in silver, gold, zinc and lead prices, costs and general economic conditions; changes in political conditions, tax, environmental and other laws; and diminution of physical safety of employees in Mexico, and other conditions in the countries in which the Company operates.  Additional risks relating to Golden Minerals Company may be found in the periodic and current reports filed with the Securities Exchange Commission by Golden Minerals Company, including the Annual Report on Form 10-K for the year ended December 31, 2012.

Golden Minerals Company

Karen Winkler

Director of Investor Relations

(303) 839-5060

Investor.relations@goldenminerals.com

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

CONSOLIDATED BALANCE SHEETS

(Expressed in United States dollars)

(Unaudited)

	March 31,	December 31,
	2013	2012
	(in thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$36,212	$44,406
Investments	—	242
Trade receivables	919	1,291
Inventories	3,628	3,388
Value added tax receivable	4,784	4,422
Prepaid expenses and other assets	901	1,044
Total current assets	46,444	54,793
Property, plant and equipment, net	279,420	280,905
Assets held for sale	—	575
Goodwill	11,666	11,666
Prepaid expenses and other assets	130	163
Total assets	$337,660	$348,102
Liabilities and Equity
Current liabilities
Accounts payable and other accrued liabilities	$4,505	$6,232
Other current liabilities	7,098	7,074
Total current liabilities	11,603	13,306
Asset retirement obligation	2,498	2,259
Deferred tax liability	43,868	47,072
Other long term liabilities	168	193
Total liabilities	58,137	62,830
Equity
Common stock
100,000,000 shares authorized; 43,268,333 and 43,265,833 shares issued and outstanding, respectively	433	433
Additional paid in capital	493,596	493,175
Accumulated deficit	(214,506)	(208,246)
Accumulated other comprehensive loss	—	(90)
Parent company’s shareholder’s equity	279,523	285,272
Total liabilities and equity	$337,660	$348,102

GOLDEN MINERALS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Expressed in United States dollars) (Unaudited)

	Three Months Ended
	March 31,
	2013	2012
	(in thousands, except share data)
Revenue:
Sale of metals	$5,830	$6,383
Costs and expenses:
Costs applicable to sale of metals (exclusive of depreciation shown below)	(8,872)	(7,927)
Exploration expense	(1,524)	(2,396)
El Quevar project expense	(1,087)	(1,415)
Velardeña project expense	(2,162)	(3,382)
Administrative expense	(1,897)	(2,024)
Stock based compensation	(421)	(232)
Reclamation and accretion expense	(42)	(167)
Other operating income & (expenses), net	3,198	337
Depreciation, depletion and amortization	(2,568)	(1,846)
Total costs and expenses	(15,375)	(19,052)
Loss from operations	(9,545)	(12,669)
Other income and expenses:
Interest and other income	205	175
Royalty income	—	138
Interest and other expense	(133)	—
Gain (loss) on foreign currency	735	454
Total other income and expenses	807	767
Loss from operations before income taxes	(8,738)	(11,902)
Income tax benefit	2,478	1,771
Net loss	$(6,260)	$(10,131)
Comprehensive loss:
Unrealized gain (loss) on securities	90	(33)
Comprehensive loss	$(6,170)	$(10,164)
Net loss per common share — basic and diluted
Loss	$(0.15)	$(0.29)
Weighted average common stock outstanding - basic and diluted (1)	42,803,822	35,474,023

(1)         Potentially dilutive shares have not been included because to do so would be anti-dilutive.